Slide 1

Slide 2

Slide 3

About 42% of Decision One business purchased by HMS

Slide 4

Slide 5

Slide 6

Underwrite credit first and only then review collateral if credit satisfactory.

2001 originations:

Average FICO is 625 (618 for 1st and 650 for seconds)

PPP averaged 5.2 months interest and 3.3 months length (clarification to come)

Slide 7

Net Income = $226.0 million

ROMA = 1.61%

Loss ratio = 78 bps

Efficiency Ratio = 27.46%

Slide 8

10 forward commitment agreements

Slide 9

Loan sale completed 3/27/02

Slide 10

Slide 11

Slide 12

Slide 13

Slide 14

Prime Credit Card and Direct Lending has remained competitive with continued pressure on margins. Due to high levels of re-mortgaging and super competitive rates on first mortgages, our 2nd mortgage business has also experienced greater levels of competition.

Whilst consumers across the board are becoming more financially aware, our branch network has experienced less pressure on margins - indeed we increased yields in 2001.

Consumer indebtedness is gradually increasing. However, low interest rates are keeping loan repayments relatively flat:

1999 2000 2001

Debt / Income 110% 113% 120%

Interest / Income 8% 8.25% 9%

(source: Thompson Financial Datastream)

Regulatory focus is increasing due to the increased powers of the Financial Services Authority (FSA). Greater levels of supervision etc. The FSA is also now heavily championing the consumer

Slide 15

2000 Net Income includes HSBC settlement (18.7m Pounds pre-tax)

Receivables growth excluding Goldfish was 209m Pounds (6%)

Slide 16

Slide 17

In 2002, re-brand c. 19 HFC branches to Beneficial Finance and open around 10 new units

Central Sales is now a fully scaled telemarketing unit and will make unsecured loan sales in excess of 90m Pounds in 2002.

Cross selling branch loans to Retail point of sale customers is hugely profitable. We aim to increase activity by c.20% in 2002.